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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.      )
                                            -----


                           Aastrom Biosciences, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, no par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  00253U 10 7
                   -----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/92)

                               Page 1 of 5 pages
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  CUSIP NO. 00253U 10 7                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      R. Douglas Armstrong, Ph.D.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            807,177

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          n/a
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             807,177

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          n/a
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      807,177

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages
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  CUSIP NO. 00253U 10 7                 13G                PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------

ITEM 1.

       (a)  Name of Issuer:     Aastrom Biosciences, Inc.

       (b)  Address of Issuer's Principal Executive Offices:
                                  24 Frank Lloyd Wright Drive, Lobby L
                                  Ann Arbor, Michigan 48106
ITEM 2.

       (a)  Name of Person Filing:  R. Douglas Armstrong, Ph.D.


       (b)  Address of Principal Business Office or, if none, Residence:
                                 24 Frank Lloyd Wright Drive, Lobby L
                                 Ann Arbor, Michigan 48106

       (c)  Citizenship: United States of America

       (d)  Title of Class of Securities:  Common Stock, no par value

       (e)  CUSIP Number: 00253U   10   7


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


       (a)      [_]     Broker or Dealer registered under section 15 of the Act

       (b)      [_]     Bank as defined in section 3(a)(6) of the Act


       (c)      [_]     Insurance Company as defined in section 3(a)(19) of the
                        Act

       (d)      [_]     Investment Company registered under section 8 of the
                        Investment Company Act

       (e)      [_]     Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

       (f)      [_]     Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund: see (S) 240.13d-
                        1(b)(1)(ii)(F)

       (g)      [_]     Parent Holding Company, in accordance with (S) 240.13d-
                        1(b)(ii)(G) (Note: See Item 7)

       (h)      [_]     Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

                               Page 3 of 5 pages
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  CUSIP NO. 00253U 10 7                 13G                PAGE 4 OF 5 PAGES
-----------------------                                  ---------------------

ITEM 4.  OWNERSHIP

       (a) Amount Beneficially Owned:  807,177

       (b) Percent of Class:               5.9%

       (c) Number of shares as to which such person has:

           (i)      sole power to vote or to direct the vote:  807,177

           (ii)     shared power to vote or to direct the vote:  Not applicable

           (iii)    sole power to dispose or to direct the disposition of:
                    807,177

           (iv)     shared power to dispose or to direct the disposition of:
                    Not applicable

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


          Not applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON



          Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


          Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


          Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP


          Not applicable


ITEM 10.  CERTIFICATION


          Not applicable

                               Page 4 of 5 pages
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  CUSIP NO. 00253U 10 7                 13G                PAGE 5 OF 5 PAGES
-----------------------                                  ---------------------

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 31, 1998

                                  /s/ R. Douglas Armstrong
                              --------------------------------------
                              R. Douglas Armstrong, Ph.D.

                               Page 5 of 5 pages